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                                                                   EXHIBIT 10.19

                              STANDSTILL AGREEMENT


        This Standstill Agreement (this "AGREEMENT") is made and entered into as of August 10, 1998 by and between Portable Software Corporation, a Washington corporation whose name effective August 3, 1998 is Concur Technologies, Inc. ("PORTABLE" or the "COMPANY"), and American Express Travel Related Services Company, Inc. ("ATRS").


                                 R E C I T A L S

        A. Portable and certain investors are parties to a Series E Preferred Stock Purchase Agreement (the "PURCHASE AGREEMENT").

        B. Portable and AmEx desire that ATRS become a party to the Purchase Agreement and purchase shares of Portable's Series E Preferred Stock.

        C. Concurrently with the execution and delivery of this Agreement, Portable is issuing a Warrant to AmEx exercisable for a maximum of Six Million shares of Portable's capital stock.

        D. As an inducement to Portable's sale of Series E Preferred Stock to ATRS and issuance of the Warrant, ATRS and Portable desire to enter into this Agreement, which, among other things, places limitations on ATRS's equity ownership interest in Portable.

        NOW, THEREFORE, in consideration of the above recitals and the mutual covenants hereinafter set forth, Portable and ATRS hereby agree as follows:

1. EFFECTIVE DATE. This Agreement will be effective as of the closing of AmEx's purchase of shares of Series E Preferred Stock under the Purchase Agreement (the "CLOSING").

2.      STANDSTILL PROVISIONS.

        2.1 ATRS hereby agrees that prior to February 10, 2000 it will not, without the written consent of Portable, (i) acquire, or enter into arrangements or understandings with any third party to acquire, beneficial ownership (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934 as amended) of any securities of the Company entitled to vote with respect to the election of any directors of the Company ("Voting Stock") any securities convertible into, exchangeable for or exerciseable for any Voting Stock or any other right to acquire Voting Stock, if the effect of such acquisition would be that ATRS, together with its majority-owned subsidiaries, would then beneficially own and/or have the right to acquire more than seventeen percent (17%) of the Voting Stock of Portable (the "Standstill Percentage"); or (ii) make, or in any way participate in, any "solicitation" of "proxies" to vote any Voting Stock (as such terms are defined or used in Regulation 14A under the Securities Exchange Act of 1934, as such Regulation is currently in effect) of Portable if Portable is at the time publicly-traded and subject to the proxy rules.


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        2.2    Notwithstanding the restriction set forth in Section 2.1 hereof:

               (a) ATRS may acquire Voting Stock without regard to the foregoing limitation, and such limitation shall be suspended, but not terminated, if and for as long as (i) a tender or exchange offer is made and is not withdrawn or terminated by another person or group to purchase or exchange for cash or other consideration and Voting Stock that, if accepted or if otherwise successful, would result in such person or group beneficially owning or having the right to acquire shares of Voting Stock with aggregate Voting Power of more than twenty percent (20%) of the Total Voting Power of the Company then in effect (not counting for these purposes any shares of Voting Stock of the Company originally acquired by such person or group from ATRS or any majority-owned subsidiary of
ATRS), and such offer is not withdrawn or terminated prior to ATRS making an offer to acquire Voting Stock or acquiring Voting Stock; provided, however, that the foregoing standstill limitation will be reinstated once any such tender or exchange offer is withdrawn or terminated, (ii) another person or group hereafter acquires Voting Stock and aggregate Voting Power of more than ten percent (10%) of the Total Voting Power of the Company then in effect (not counting for these purposes any shares of Voting Stock of the Company originally acquired by such person or group from ATRS or any majority-owned subsidiary of
ATRS), where such person or group files a Schedule 13D (under the rules promulgated under Section 13(d) under the Securities and Exchange Act of 1934 as such rules and section are in effect on the date hereof), or other similar or successor schedule or form, indicating that such person's or group's holdings exceed ten percent (10%); provided, however, that the foregoing standstill limitation will be reinstated once the percentage of Total Voting Power beneficially owned by such other person or group falls below ten percent (10%);
(iii) another person or group hereafter acquires Voting Stock that results in such person or group being required to file a Schedule 13G, or other similar or successor schedule or form, indicating that such other person or group beneficially owns or has the right to acquire Voting Stock with aggregate Voting Power of more than ten percent (10%) of the Total Voting Power of the Company (not counting for these purposes any shares of Voting Stock of the Company originally acquired by such person or group from ATRS or any majority-owned subsidiary of ATRS); provided, however, that the foregoing standstill limitation will be reinstated once the percentage of Total Voting Power beneficially owned by such other person or group falls below ten percent (10%); (iv) another person or group orally or in writing contacts the Company and advises the Company of such person's or group's intention to commence a tender or exchange offer or propose an acquisition that, if so commenced, would result in a suspension pursuant to clause (i) above (e.g., a "bear hug" offer); provided, however, that the foregoing standstill limitation will be reinstated if such intention is withdrawn in writing or other reasonable evidence of such withdrawal is provided to ATRS; or (v) if it is publicly disclosed or ATRS otherwise learns that the Company has entered into any letter of intent or agreement with a person or group that, if consummated, would result in such person or group owning or having the right to acquire shares of Voting Stock having aggregate Voting Power of more than 50% of the Voting Power of all shares of Voting Stock then outstanding. The Company shall notify ATRS in writing of the occurrence of any event described in clauses (i) through (iv) of the immediately preceding sentence as soon as practicable following the Company's becoming aware of any such event, and in any case, shall provide ATRS written notice of any such event within two (2) business days of the Company's being aware of the occurrence of any such event.


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               (b) ATRS will not be obliged to dispose of any Voting Stock to the extent that the aggregate percentage of the Total Voting Power of the Company represented by Voting Stock beneficially owned by ATRS (including any majority-owned subsidiaries) or which ATRS (including any majority-owned subsidiaries) has a right to acquire is increased beyond the Standstill Percentage (i) as a result of a recapitalization of the Company or a repurchase or exchange of securities by the Company or any other action taken by the Company or its affiliates; (ii) as the result of acquisitions of Voting Stock made during the period when ATRS's "standstill" obligations are suspended or terminated pursuant to Section 2.1(a); (iii) by way of stock dividends or other distributions or rights or offerings made available to holders of shares of Voting Stock generally; or (iv) with the consent of a simple majority of the independent authorized members of the Company's Board of Directors and ATRS is expressly allowed to request from the Board that this Agreement be suspended or terminated; or (v) as part of a transaction on behalf of ATRS's Profit Sharing Retirement Plan, 401(k) Savings Plan, or any successor or additional retirement plans thereto (collectively, the "Retirement Plans") where the Company's shares in such Retirement Plans are voted by a trustee for the benefit of ATRS employees or, for those Retirement Plans where ATRS controls voting, where ATRS agrees not to vote any shares of such Retirement Plan Voting Stock that would cause ATRS to exceed the Standstill Percentage.

               (c) As used in this Section 2, (i) the term "Voting Power" of any Voting Stock means the number of votes such Voting Stock is entitled to cast for directors of the Company at any meeting of shareholders of the Company, and (ii) the term "Total Voting Power" means the total number of votes which may be cast in the election of directors of the Company at any meeting of shareholders of the Company if all Voting Stock was represented and voted to the fullest extent possible at such meeting, other than votes that may be cast only upon the happening of a contingency that has not occurred.

        3.     GENERAL PROVISIONS.

               3.1 Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or if deposited in the U.S. mail by registered or certified mail, return receipt requested, postage prepaid, as follows:

               (a)    if to Portable, at:

                      Portable Software Corporation
                      6222 185th Avenue NE
                      Redmond, WA  98052
                      Attention:  President
                      Facsimile:  425/702-8828


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               with a copy to:

                      Fenwick & West LLP
                      Two Palo Alto Square, Suite 800
                      Palo Alto, CA  94306
                      Attention: Matthew Quilter, Esq.
                      Facsimile: 650/494-1417

               (b) If to ATRS:

                      American Express Travel Related Services Company, Inc. American Express Tower
                      World Financial Center
                      New York, NY  10285
                      Attention:  General Counsel
                      Facsimile:  212/619-7099

               with a copy to:

                      Orrick, Herrington & Sutcliffe LLP
                      Old Federal Reserve Bank Building
                      400 Sansome Street
                      San Francisco, CA  94111-3143
                      Attention: Richard D. Harroch, Esq.
                      Facsimile:  415/773-5930

Any party hereto (and such party's permitted assigns) may by notice so given provide and change its address for future notices hereunder. Notice shall conclusively be deemed to have been given when personally delivered or when deposited in the mail in the manner set forth above.

               3.2 Entire Agreement. This Agreement, constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof.

               3.3 Amendment of Rights. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Portable and ATRS (and/or any of their permitted successors or assigns).

               3.4 Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the internal laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware, excluding that body of law relating to conflict of laws and choice of law.


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               3.5 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

               3.6 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

               3.7 Successors And Assigns. The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto.

               3.8 Captions. The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement.

               3.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

               3.10 Costs And Attorneys' Fees. In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover all of such party's costs and attorneys' fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.


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        IN WITNESS WHEREOF, the parties hereto have executed this Standstill
Agreement as of the date and year first above written.


AMERICAN EXPRESS TRAVEL                      PORTABLE SOFTWARE CORPORATION
RELATED SERVICES COMPANY, INC.



By:  /s/ ANNE BUSQUET                        By:  /s/ STERLING WILSON
   --------------------------------             --------------------------------

Name:  Anne Busquet                          Name:  Sterling Wilson
     ------------------------------               ------------------------------

Title: President, American Express           Title: Vice President and Chief
      -----------------------------                -----------------------------
       Relationship Services                        Financial Officer
      -----------------------------                -----------------------------



                    [SIGNATURE PAGE TO STANDSTILL AGREEMENT]



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